Exhibit 99.1

MobileIron Names Barry Mainz CEO and Announces Strong Preliminary

Financial Results for Fourth Quarter of 2015

Conference Call Scheduled for January 6 at 1:30 PM PST

MOUNTAIN VIEW, Calif., – January 6, 2016 – MobileIron (NASDAQ: MOBL), the leader in mobile enterprise security, today announced that Barry Mainz  has been appointed President and Chief Executive Officer and named to MobileIron’s board of directors. Barry succeeds founding CEO Bob Tinker, who will remain on MobileIron’s board. The company also announced strong preliminary results for the fourth quarter of fiscal year 2015 ended December 31, 2015.

MobileIron will host a conference call at 1:30 p.m. Pacific Standard Time (4:30 p.m. EST) on Wednesday, January 6, 2016 to discuss new leadership and preliminary Q4 financial results. Interested parties may access the call by dialing 1-855-327-6837 in the U.S. or 1-631-891-4304 from international locations. The live webcast will be available on the MobileIron Investor Relations website at http://investors.mobileiron.com/. A replay will be available through the same link.

Barry Mainz Joins as CEO and Member of the Board of Directors

Barry Mainz joins MobileIron as CEO effective today. Barry was recently the President of Wind River, a wholly owned subsidiary of Intel Corporation. Barry has a track record of operational excellence, selling software to enterprises, and delivering innovative products in high growth markets. Prior to joining Wind River, Barry spent more than 15 years in sales leadership roles at a number of technology companies including Mercury Interactive, Sun Microsystems, and Seagate Technology.

Tae Hea Nahm, Chairman of MobileIron’s Board of Directors, said: “Bob and the Board conducted a search to find the right CEO to lead the next stage of MobileIron’s growth. We are delighted to have found that person in Barry Mainz. Barry is a highly accomplished software executive with a proven track record of scaling a software company in a growth market. Under Bob Tinker’s leadership, MobileIron grew from being an idea to a market leading mobile security company with more than 10,000 customers having purchased our software since 2009, and over $160 million in annual gross billings. The Board thanks Bob for his leadership over the last 8 years. We look forward to his contributions on the board of directors as MobileIron moves to its next phase of growth.”

Bob Tinker said: “It is a great pleasure to welcome Barry to MobileIron. Over the course of his career, he has demonstrated his ability to deliver results by growing global sales, building customer loyalty, driving operational excellence, and building great teams.  “Barry’s experience and leadership are the right combination to build on the strong progress we made over the last year. I look forward to working closely with him.”

Barry Mainz said: “I’m honored to become the CEO of MobileIron and I’m excited about the enormous opportunity in front of us. MobileIron is positioned to become the applications and security backbone for modern end-user computing. I have personal experience with the product and believe it is the best in the market. As President and CEO, I will focus on positioning the company to achieve growth and profitability in a rapidly changing enterprise software environment for the benefit of customers, shareholders, employees, and partners.”

Q4 2015 Results

Gross billings for the quarter are expected to be in the range of $47.5-$49.0 million, at the high end of the company’s guidance of $46.0-$49.0 million. Total non-GAAP revenue is expected to be between $42.0-$43.0 million, above the guidance of $41.0-$42.0 million. Non-GAAP revenue excludes perpetual license revenue recognized from licenses delivered prior to 2013. The company ended the quarter with cash and equivalents plus short-term and long-term investments of approximately $98 million for a sequential reduction of roughly $7 million.

These preliminary, unaudited financial results are based on management’s initial review of operations for the quarter ended December 31, 2015, and remain subject to change based on management’s ongoing review of the fourth quarter results.

While a reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis, MobileIron has provided a reconciliation of GAAP to non-GAAP financial measures in its quarterly earnings releases.

Fourth Quarter 2015 Earnings Announcement

MobileIron will report final results for the fourth quarter of fiscal year 2015 on Thursday, February 4, 2016 after the close of the market and host a conference call and live webcast at 1:30 p.m. Pacific Standard Time (4:30 p.m. EST) to discuss the company’s financial results and business highlights. Interested parties may access the call by dialing 1-855-327-6837 in the U.S. or 1-631-891-4304 from international locations. The live webcast will be available on the MobileIron Investor Relations website at http://investors.mobileiron.com/. A replay will be available through the same link.

Inducement Grants Under NASDAQ Listing Rule 5635(c)(4)

The Compensation Committee of MobileIron’s Board of Directors today granted inducement awards to Barry Mainz in connection with his employment as MobileIron’s President and Chief Executive Officer.  The inducement awards, granted under MobileIron’s 2015 Inducement Plan, consist of (i) an award of 200,000 restricted stock units, which award will vest fully upon two years of continuous service, and (ii) an award of 560,000 restricted stock units, which award will vest as to 14/48ths of the underlying shares on February 20, 2017, 1/16th of the underlying shares on each of the next 11 of the Company’s standard quarterly vesting dates (May 20, August 20, November 20 and February 20) thereafter, and 1/48th of the underlying shares on February 20, 2020, subject to continuous service.  Vesting will accelerate under certain conditions and in certain amounts as set forth in Barry’s employment agreement with the Company.  The Compensation Committee of MobileIron’s Board of Directors granted the awards as inducements material to Barry’s employment in accordance with NASDAQ Listing Rule 5635(c)(4).  Additional equity grants to Barry are anticipated in accordance with his employment agreement.

About MobileIron

MobileIron provides the secure foundation for companies around the world to transform into Mobile First organizations. For more information, please visit www.mobileiron.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding MobileIron’s revenue and other GAAP and non-GAAP financial metrics, growth in our customer base and other statements regarding trends in the company's business. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including MobileIron's limited operating history, quarterly fluctuations in MobileIron’s operating results, MobileIron’s need to develop new solutions and enhancements to compete in rapidly evolving markets, competitive pressures, customer adoption, changes by operating system providers and mobile device manufacturers, MobileIron’s inability to manage growth, the quality of MobileIron support, and MobileIron’s reliance on channel partners.

Additional information on potential factors that could affect MobileIron's financial results is included in our SEC filings, including our reports on Forms 10-K, 10-Q, and 8-K and other filings that we make with the SEC from time to time. MobileIron does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Investor contact:

Sam Wilson

MobileIron

ir@mobileiron.com

650-282-7619

Media contact:

Clarissa Horowitz

MobileIron

clarissa@mobileiron.com

415-608-6825